SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:	Destiny Tech100 Inc.

ADDRESS OF PRINCIPAL BUSINESS OFFICE:	1401 Lavaca Street, #144
Austin, TX 78701

TELEPHONE NUMBER:	(415) 639-9966

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:	Sohail Prasad Chief Executive Officer Destiny Tech100 Inc. 1401 Lavaca Street, #144 Austin, TX 78701

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

☒ Yes	☐ No

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Chief Executive Officer of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Austin and State of Texas on this 12th day of May, 2022.

Destiny Tech100 Inc.

/s/ Sohail Prasad
By:	Sohail Prasad
Chief Executive Officer

ATTEST:	/s/ Ethan Silver

Name	Ethan Silver
Title:	Secretary